Exhibit 10.1

75 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS 02421

LEASE SUMMARY SHEET

Execution Date:	March 16, 2020

Tenant:	VOYAGER THERAPEUTICS, INC.,
a Massachusetts corporation

Tenant’s Mailing Address Prior to Occupancy:	64 Sidney Street Cambridge, Massachusetts 02139

Landlord:	HCP/KING 75 HAYDEN LLC,
a Delaware limited liability company

Building:	75 Hayden Avenue, Lexington, Massachusetts 02421. The Building is currently under construction and shall consist of four (4) stories and contain approximately 214,440 rentable square feet. The land (the “Land”) on which the Building is located is described as “Building 75” on Exhibit 2A attached hereto and made a part hereof.

Campus:	Approximately 37.36 acres of land described on Exhibit 2B (including the Land described above, which Land is a portion of the land described on Exhibit 2B) together with the Building described above, the buildings now known as and numbered 45 Hayden Avenue, 55 Hayden Avenue (“Building 55”), and 65 Hayden Avenue (“Building 65”), and any other building and/or improvements constructed on the land constituting the Campus. The Campus includes a garage adjacent to Building 65, a garage adjacent to the Building (the “Garage”) and surface parking spaces, all as more particularly shown on Exhibit 3 attached hereto, which are used in common by the tenants of the Campus.

Premises:	Areas on the first (1st) floor, the second (2nd) floor, the Penthouse and the roof of the Building, containing approximately 32,142 rentable square feet in the aggregate. The Premises consist of:

Prime Premises, which are located on the north side of the second (2nd) floor of the Building, as more particularly shown on Exhibit 1A attached hereto and made a part hereof;

PH System Premises, which are located on the first (1st) floor of the Building. The PH System Premises are located in a common room (the “PH System Room”) which contains the PH systems of other tenants and are shown on Exhibit 1B attached hereto and made a part hereof;

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Storage Premises, which are located on the first (1st) floor, as shown on Exhibit 1C attached hereto and made a part hereof. The Storage Premises will be a caged area located in a common room (the “Storage Room”) which contains storage areas of other tenants; and

Penthouse Equipment Premises, which are located on the Penthouse floor, as shown on Exhibit 1D attached hereto and made a part hereof. The Penthouse Equipment Premises are located in a common room (the “Penthouse Equipment Room”) which contains equipment of other tenants.

Generator Premises, as defined in Section 1.4(b), which will be located on the roof, as shown on Exhibit 1D.

The term “Premises” shall mean the Prime Premises, PH System Premises, Storage Premises, Penthouse Equipment Premises and Generator Premises, as applicable. Exhibit 1A, Exhibit 1B, Exhibit 1C, and Exhibit 1D are hereinafter referred to as the “Lease Plans”.

Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

Property:	The Building, the Garage, the Land, and other improvements located on, and to be constructed on, the Land.

Parking Areas:	The surface parking lots and parking garages, including the Garage located on the Campus that Landlord provides for parking by all tenants of the Campus. The parties acknowledge that the parking garage serving 65 Hayden Avenue is not included in the Parking Areas.

Term Commencement Date:	The earlier of (i) the date that Tenant first commences to use the Premises, or any portion thereof, for any Permitted Use, or (ii) the Substantial Completion, as hereinafter defined, of Landlord’s Work, as hereinafter defined. Landlord’s Work includes all Building Common Areas. The parties estimate that that the Term Commencement Date will occur on or about October 29, 2020 (“Estimated Term Commencement Date”). The installation of Tenant’s furniture and fixtures in the Premises shall not be deemed to be “use of the Premises for any Permitted Use” for the purposes of the definition of Term Commencement Date.

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Rent Commencement Date:	The date that is three (3) months after the Term Commencement Date.

Expiration Date:	Ten (10) years and three (3) months after the Term Commencement Date, except that if the Term Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the date ten (10) years and three (3) months after the Term Commencement Date occurs.

Extension Term(s):	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Landlord’s Contribution:	Up to $6,106,980.00 (comprised of the TI Allowance of up to $5,624,850.00 and the Additional TI Allowance, if so elected by Tenant, of up to $482,130.00), all subject to Article 4 below and Exhibit 4 attached hereto.

Permitted Uses:

Subject to Legal Requirements, Tenant shall have the right to use the following portions of the Premises only for the following uses:

Prime Premises: General office, research, development, laboratory, GxP, process manufacturing, animal care facilities (limited to small rodents, subject to Section 4.6 of this Lease), warehouse use, and other ancillary uses related to the foregoing;

PH System Premises: Operation and maintenance of Tenant’s Acid Neutralization Tank;

Storage Premises: Subject to Section 17.1 hereof, storage of Tenant’s Hazardous Materials, waste and other materials used or generated by Tenant in the Premises;

Penthouse Equipment Premises: Installation, operation and maintenance of Tenant’s Penthouse Equipment; and

Generator Premises: Installation and operation of Tenant’s Generator.

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Base Rent:	RENT YEAR		ANNUAL BASE RENT	MONTHLY PAYMENT
	Free Rent Period (3 Months)		$0.00	$0.00
	Commencing on the Rent Commencement and continuing through the end of Rent Year 1:	Months 1-6:	$1,625,000.00*^	$135,416.67
		Months 7-12:	$2,089,230.00^	$174,102.50
	Rent Year 2		$2,151,906.90	$179,325.58
	Rent Year 3		$2,216,512.32	$184,709.36
	Rent Year 4		$2,283,046.26	$190,253.86
	Rent Year 5		$2,351,508.72	$195,959.06
	Rent Year 6		$2,421,899.70	$201,824.98
	Rent Year 7		$2,494,540.62	$207,878.39
	Rent Year 8		$2,569,431.48	$214,119.29
	Rent Year 9		$2,646,572.28	$220,547.69
	Rent Year 10		$2,725,963.02	$227,163.59

* Notwithstanding anything in this Section of the Lease to the contrary, during the six (6) months immediately following the Rent Commencement Date, Tenant shall pay Base Rent on 25,000 rentable square feet of the Premises only.

^Annualized.

Rent Year:	Rent Year 1 shall be the twelve-(12)-month period commencing as of the Rent Commencement Date, except that if the Rent Commencement Date occurs on other than the first day of a calendar month, then Rent Year 1 shall commence as of the Rent Commencement Date and shall end on the last day of the calendar year in which the first anniversary of the Rent Commencement Date occurs. Each Rent Year after Rent Year 1 shall be the twelve-(12)-month period immediately following the preceding Rent Year.

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Operating Costs and Taxes:	See Sections 5.2 and 5.3.

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share with respect to the Premises is 14.99%.

Letter of Credit:	$1,044,615.00

Guarantor:	None.

EXHIBIT 1A	LEASE PLAN - PRIME PREMISES
EXHIBIT 1B	LEASE PLAN - PH SYSTEM PREMISES
EXHIBIT 1C	LEASE PLAN - STORAGE PREMISES
EXHIBIT 1D	LEASE PLAN – PENTHOUSE EQUIPMENT PREMISES AND GENERATOR AREA
EXHIBIT 2A EXHIBIT 2B	LEGAL DESCRIPTION – LAND LEGAL DESCRIPTION
EXHIBIT 3	PARKING AREAS
EXHIBIT 4	WORK LETTER
EXHIBIT 4-1	BASE BUILDING PLANS
EXHIBIT 4-2	TENANT/LANDLORD RESPONSIBILITY MATRIX
EXHIBIT 5	BASE BUILDING CAPACITIES
EXHIBIT 5-1	FLOOR LOAD CAPACITIES
EXHIBIT 6	FORM OF LETTER OF CREDIT
EXHIBIT 7	LANDLORD’S SERVICES
EXHIBIT 8	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 9	RULES AND REGULATIONS
EXHIBIT 9-1	BUILDING RULES AND REGULATIONS
EXHIBIT 9-2	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT 10	TENANT WORK INSURANCE SCHEDULE
EXHIBIT 11	[INTENTIONALLY OMITTED]
EXHIBIT 12	PLAN—LOADING DOCKS, RECEPTION AREA, AND FREIGHT ELEVATORS

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TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Appurtenant Rights	2
	1.5	Tenant’s Access	8
	1.6	No recording // Notice of Lease	9
	1.7	Exclusions	9

2.	RIGHTS RESERVED TO LANDLORD		9

	2.1	Additions and Alterations	9
	2.2	Additions to the Property	10
	2.3	Name and Address of Building	11
	2.4	Landlord’s Access	11
	2.5	Pipes, Ducts and Conduits	12
	2.6	Minimize Interference	12

3.	CONDITION OF PREMISES; CONSTRUCTION.		12

	3.1	Condition of Premises	12
	3.2	Landlord’s Work	13
	3.3	Tenant’s Remedies in the Event of Delays in Term Commencement Date.	14

4.	USE OF PREMISES		15

	4.1	Permitted Uses	15
	4.2	Prohibited Uses	15
	4.3	Transportation of Animals	16
	4.4	MWRA Permit	16
	4.5	Parking and Traffic Demand Management Plan	16
	4.6	Vivarium	17

5.	RENT; ADDITIONAL RENT		17

	5.1	Base Rent; Additional Rent	17
	5.2	Operating Costs	17
	5.3	Taxes	21
	5.4	Late Payments	22
	5.5	No Offset; Independent Covenants; Waiver	23
	5.6	Survival	24

6.	INTENTIONALLY OMITTED.		24

7.	LETTER OF CREDIT 24

	7.1	Amount	24
	7.2	Application of Proceeds of Letter of Credit	25
	7.3	Transfer of Letter of Credit	25
	7.4	Cash Proceeds of Letter of Credit	25
	7.5	Return of Security Deposit or Letter of Credit	25

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8.	INTENTIONALLY OMITTED.		26

9.	UTILITIES, LANDLORD’S SERVICES		26

	9.1	Electricity	26
	9.2	Water	26
	9.3	Gas	26
	9.4	Other Utilities	27
	9.5	Interruption or Curtailment of Utilities	27
	9.6	Landlord’s Services	27

10.	MAINTENANCE AND REPAIRS		27

	10.1	Maintenance and Repairs by Tenant	27
	10.2	Maintenance and Repairs by Landlord	28
	10.3	Accidents to Sanitary and Other Systems	28
	10.4	Floor Load--Heavy Equipment	28
	10.5	Premises Cleaning	29
	10.6	Pest Control	29
	10.7	Service Interruptions	29

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		30

	11.1	Landlord’s Consent Required	30
	11.2	After-Hours	31
	11.3	Harmonious Relations	31
	11.4	Liens	31
	11.5	General Requirements	32

12.	SIGNAGE		32

	12.1	Restrictions	32
	12.2	Exterior Signage	32
	12.3	Building Directory	33

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		33

	13.1	Landlord’s Consent Required	33
	13.2	Landlord’s Recapture Right	33
	13.3	Standard of Consent to Transfer	34
	13.4	Listing Confers No Rights	34
	13.5	Profits In Connection with Transfers	34
	13.6	Prohibited Transfers	34
	13.7	Exceptions to Requirement for Consent	35

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		35

	14.1	Tenant’s Insurance	35
	14.2	Indemnification	37
	14.3	Property of Tenant	37
	14.4	Limitation of Landlord’s Liability for Damage or Injury	37
	14.5	Waiver of Subrogation; Mutual Release	38
	14.6	Tenant’s Acts--Effect on Insurance	38
	14.7	Landlord’s Insurance	38

15.	CASUALTY; TAKING		39

	15.1	Damage	39
	15.2	Termination Rights	39
	15.3	Rent Abatement	41
	15.4	Taking for Temporary Use	41
	15.5	Disposition of Awards	41

16.	ESTOPPEL CERTIFICATE.		41

17.	HAZARDOUS MATERIALS		41

	17.1	Prohibition	41
	17.2	Environmental Laws	43
	17.3	Hazardous Material Defined	43
	17.4	Chemical Safety Program	43
	17.5	Testing	43
	17.6	Indemnity; Remediation	44
	17.7	Disclosures	45
	17.8	Removal	46

18.	RULES AND REGULATIONS.		46

	18.1	Rules and Regulations	46
	18.2	Energy Conservation	46
	18.3	Recycling	46

19.	LAWS AND PERMITS.		46

	19.1	Legal Requirements	46

20.	DEFAULT		48

	20.1	Events of Default	48
	20.2	Remedies	49
	20.3	Damages - Termination	50
	20.4	Landlord’s Self-Help; Fees and Expenses	50
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	51
	20.6	Landlord’s Remedies Not Exclusive	51
	20.7	No Waiver	51
	20.8	Restrictions on Tenant’s Rights	52
	20.9	Landlord Default	52

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		52

	21.1	Surrender	52
	21.2	Abandoned Property	54
	21.3	Holdover	54
	21.4	Warranties	55

22.	MORTGAGEE RIGHTS		55

	22.1	Subordination	55
	22.2	Notices	55
	22.3	Mortgagee Consent	55
	22.4	Mortgagee Liability	55

23.	QUIET ENJOYMENT.		56

24.	NOTICES.		56

25.	MISCELLANEOUS		57

	25.1	Separability	57
	25.2	Captions	57
	25.3	Broker	57
	25.4	Entire Agreement	57
	25.5	Governing Law	57
	25.6	Representation of Authority	57
	25.7	Expenses Incurred by Landlord Upon Tenant Requests	58
	25.8	Survival	58
	25.9	Limitation of Liability	58
	25.10	Binding Effect	58
	25.11	Landlord Obligations upon Transfer	59
	25.12	No Grant of Interest	59
	25.13	Financial Information	59
	25.14	OFAC Certificate and Indemnity	59
	25.15	Confidentiality	60
	25.16	Force Majeure	60

26.	RIGHT OF FIRST OFFER.		60

	26.1	Grant of Option	60
	26.2	Definition of ROFO Premises	60
	26.3	Procedures for Exercising ROFO	61
	26.4	Conditions to ROFO	61
	26.5	Termination of Right of First Offer	61
	26.6	Terms of Lease Applicable ROFO Premises	62
	26.7	Offering Amendment	62
	26.8	Last Acceptance Date	62

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1              Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2              Extension Term.

(a)               Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying not less than fifty percent (50%) of the Premises; and (ii) no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months prior to the expiration of the Initial Term, but in no event earlier than eighteen (18) months prior to the expiration of the Initial Term, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, and Landlord shall have no obligation to construct or renovate the Premises. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)               The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of first class office/research/laboratory building/campus in the Route 128/Route 2/Lexington/North Waltham corridor real estate market (the “Market Area”) of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant, contemporaneous market conditions, inducements and considerations, including, without limitation, free rent and tenant improvement allowances being offered for lease extension transactions, and all other relevant factors to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)               If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of a commercial real estate broker (respectively, “Landlord’s Broker” and “Tenant’s Broker”). Landlord’s Broker and Tenant’s Broker shall then jointly select a third broker (the “Third Broker”) within ten (10) days of their appointment. All of the brokers selected shall be individuals with at least five (5) consecutive years’ commercial real estate brokerage experience for office and laboratory space in the area in which the Premises are located, and, in the case of the Third Broker, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three brokers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Broker and Tenant’s Broker each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Broker must select one or the other (it being understood that the Third Broker shall be expressly prohibited from selecting a compromise figure). Landlord’s Broker and Tenant’s Broker shall deliver their determinations of the Extension Term Base Rent to the Third Broker within five (5) days of the appointment of the Third Broker, and the Third Broker shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Broker’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own broker and the cost of the Third Broker shall be paid by the party whose determination is not selected.

1.3              Appurtenant Rights.

(a)               Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common loading docks, hallways, lobby, stairways, and elevators (passenger and freight) of the Building serving the Premises, (ii) the common lavatories located on the floor(s) of the Building on which the Premises are located and the showers, indoor and outdoor bicycle racks and café located in the Building from time to time, (iii) common walkways and driveways on the Campus necessary for access to the Building, (iv) the Parking Areas, and (v) other areas and facilities located in the Building, on the Land, or elsewhere on the Campus designated by Landlord from time to time for the common use of tenants of the Building and other entitled thereto, including without limitation, the fitness center located in Building 65 subject to the provisions of Section 1.3(d) of this Lease, and the cafeteria located in Building 55 subject to the provisions of Section 1.3(c) of this Lease; and no other appurtenant rights or easements. “Rules and Regulations” shall be defined as the rules and regulations promulgated by Landlord pursuant to, and subject to, the provisions of Section 18.1 of the Lease. The two (2) loading docks, receiving area, and freight elevators shown on Exhibit 12, attached hereto and incorporated herein, are available for the use of the tenants in the Building and are part of the Common Areas.

(b)               Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to seventy-five (75) parking spaces for Tenant’s use free of charge (except that the costs of maintenance and repair of the Parking Areas shall, subject to the provisions of Section 5.2, be included in Operating Costs) in the Parking Areas as shown on Exhibit 3. The number of parking spaces in the Parking Areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined), or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such Rules and Regulations, as may be in effect for the use of the Parking Areas from time to time. Reserved and handicap parking spaces must be honored. Landlord shall designate two (2) of Tenant’s Parking Spaces as reserved spaces in the Executive Parking Area as shown on Exhibit 3. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ prior written notice to Tenant, to temporarily relocate all or any portion of the Parking Spaces to other portions of the Property and/or parking areas owned, controlled or leased by Landlord and located on the Campus or on Hayden Avenue in Lexington, provided, however, Landlord shall not relocate Tenant’s Parking Spaces more than two (2) times during the Initial Term. In the event that Landlord relocates Tenant’s Parking Spaces, any such relocation by Landlord shall not exceed twelve (12) months. In the event that Landlord relocates Tenant’s Parking Spaces on Hayden Avenue but outside the Campus, Landlord shall provide, at no cost to Tenant, either directly or as Operating Costs, reasonable shuttle service between the Building and such relocated parking area during the period of any such relocation. To the extent possible given any existing rights of other tenants under their respective leases, any such relocation of the Parking Spaces shall be done on an equitable basis as between Tenant and those other tenants with rights to park in the Parking Areas. In addition, Landlord may, at its election, implement valet parking in order to accommodate the parking needs of the Property from time to time.

(c)               Cafeteria. During the Term, Tenant, its employees, contractors, and visitors shall have the right to use the Cafeterias, as hereinafter defined, in common with others entitled thereto. Notwithstanding anything to the contrary contained herein, during the Term, as the same may be extended hereby, Landlord shall be obligated to operate one Cafeteria (as hereinafter defined) on the Campus, and Tenant shall be entitled to use the same in accordance with this Section 1.3(c). The “Cafeterias”, as the same may be relocated as hereinafter set forth, shall be defined as food services facilities which provide food to tenants and occupants of the Campus. As of the Execution Date: (i) one (1) Cafeteria is located in Building 55 (the “Building 55 Cafeteria”), and (ii) the normal operating hours of the Building 55 Cafeteria are from 7:30 a.m. to 1:30 p.m., Monday through Friday, excepting holidays. As of the Term Commencement Date, one (1) additional Cafeteria will be located in the Building. Tenant hereby acknowledges that the Cafeterias may be relocated, from time to time, to other buildings located on the Campus. A third party provider is currently contemplated to operate the Cafeterias. Any amounts paid by Landlord on account of the operation of the Cafeterias in excess of the net revenues derived from the operation of the Cafeterias shall be included in Operating Costs, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Cafeterias. Card readers shall, at no cost to Tenant, be installed and maintained at appropriate access points to the Cafeterias and identification cards shall be issued to authorized users. Upon reasonable notice to Landlord and subject to entering into mutually agreeable and reasonable arrangements with Landlord and the operator, Tenant will be able to reserve the Cafeteria for private catered events, at no additional cost except for reasonable cleaning fees, provided that during such times the Cafeteria is not operating for breakfast or lunch service. In the event that the Cafeteria located in the Building is relocated to another building located on the Campus during the Term, then Landlord agrees to maintain a conference area on the Campus of at least approximately 2,000 square feet which is reasonably configured to accommodate meetings in substantially the same manner and hours as the Cafeteria located in the Building and otherwise substantially equivalent to the current meeting space in said Cafeteria, which Tenant shall have the right to use in common with others entitled thereto.

(d)               Fitness Center. During the Term, Tenant, its employees and visitors shall have the right to use the Fitness Center, as hereinafter defined, in common with others entitled thereto. The “Fitness Center”, as the same may be relocated as hereinafter set forth, shall be a work-out facility located on the Campus for the use of tenants and occupants of the Campus. As of the Execution Date, the Fitness Center is located in Building 65. Tenant acknowledges that the Fitness Center may be relocated, from time to time, to other buildings located on the Campus. Card readers shall, at no cost to Tenant, be installed and maintained at appropriate access points to the Fitness Center and identification cards shall be issued to authorized users. Tenant shall have access to the Fitness Center, at a minimum, during normal and customary fitness center hours. Users of the fitness center shall be required to execute such liability waivers as Landlord shall reasonably require. Any amounts paid by Landlord on account of the operation of the Fitness Center in excess of any net revenues derived from the operation of the Fitness Center shall be included in Operating Costs, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Fitness Center.

1.4              PH System Premises; Generator Premises; Penthouse Equipment Premises.

(a)               Acid Neutralization Tank.

(i)             Landlord shall, as part of Landlord’s Work, install a separate acid neutralization tank (“Tenant’s Acid Neutralization Tank”) within the PH System Room for Tenant’s exclusive use in accordance with the provisions of this Lease, including, without limitation, Section 11 hereof. Tenant shall have the right, throughout the Term of the Lease, as the same may be extended, to use Tenant’s Acid Neutralization Tank in accordance with Legal Requirements. Tenant shall obtain, and maintain, all governmental permits and approvals necessary for the operation and maintenance of Tenant’s Acid Neutralization Tank. Following the installation and commissioning of Tenant’s Acid Neutralization Tank by Landlord as part of Landlord’s Work, and except for Landlord’s Warranty, as set forth in Section 15 of Exhibit 4, Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance and repair of Tenant’s Acid Neutralization Tank, including all clean-up costs relating to Tenant’s Acid Neutralization Tank (collectively, “Tank Costs”), except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of any of the Landlord Parties.

(ii)            Following the delivery of Tenant’s Acid Neutralization Tank by Landlord in good working order and repair, Tenant shall be responsible for assuring that the maintenance and operation of Tenant’s Acid Neutralization Tank shall in no way damage any portion of the Building or Property. To the extent included in the Tenant Improvement Work, Landlord, as part of Landlord’s Work, shall install a cage or other enclosure around Tenant’s Acid Neutralization Tank in Tenant’s PH System Premises such that Tenant shall be able to control access to the PH System Premises. To the maximum extent permitted by Law, Tenant’s Acid Neutralization Tank and all appurtenances thereto shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if Tenant’s Acid Neutralization Tank or any appurtenant installations are damaged for any reason following the delivery of Tenant’s Acid Neutralization Tank by Landlord in good working order and repair. Except for Landlord’s or any Landlord Parties’ negligence or willful misconduct, Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the maintenance and operation of Tenant’s Acid Neutralization Tank. Except (subject to Section 14.5) with respect to Claims, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Parties, as hereinafter defined, harmless from and against any and all Claims (as hereinafter defined), including (i) diminution in value of the Premises or any portion thereof, (ii) damages for the loss of or restriction on use of rentable or usable space of the Premises, and (iii) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of Tenant’s Acid Neutralization Tank in violation of applicable Legal Requirements. This indemnification by Tenant includes costs actually incurred by Landlord: (1) in connection with any investigation required by any Governmental Authority of site conditions, (2) in connection with any investigation required by Landlord pursuant to which it is determined that Tenant has breach its obligations with respect to Tenant’s Acid Neutralization Tank, and (3) any clean-up, remediation, and/or removal of any Hazardous Materials and/or restoration of the Property required by any Governmental Authority caused by Tenant’s use of Tenant’s Acid Neutralization Tank.

(iii)           Tenant agrees to maintain Tenant’s Acid Neutralization Tank in good condition and repair and shall be responsible for the operation, cleanliness and maintenance of Tenant’s Acid Neutralization Tank and the appurtenances. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Except for Landlord’s Warranty, as set forth in Section 15 of Exhibit 4, Landlord makes no warranties or representations to Tenant as to the suitability of Tenant’s Acid Neutralization Tank Premises for the installation and operation of Tenant’s Acid Neutralization Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to Tenant’s Acid Neutralization Tank Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

(iv)          Landlord shall have no obligation to provide any services, including, without limitation, electric current, to Tenant’s Acid Neutralization Tank. If required by Tenant, the initial connection of electric current will be installed by Landlord as part of Landlord’s Work and will be measured by a submeter in accordance with Section 9.1.

(v)           Tenant shall have no right to remove Tenant’s Acid Neutralization Tank unless Tenant replaces it with an equivalent Acid Neutralization Tank approved by Landlord. Tenant shall, upon the expiration or earlier termination of the Lease, deliver Tenant’s Acid Neutralization Tank in good working condition, subject to reasonable wear and tear, provided, however, that the Acid Neutralization Tank shall be decommissioned. Tenant’s Surrender Plan, as required pursuant to Section 21.2, shall include the decommissioning of Tenant’s Acid Neutralization Tank. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where Tenant’s Acid Neutralization Tank and appurtenances were attached.

(b)               Generator Premises. Landlord shall demise and lease the Generator Premises, as hereinafter defined, to Tenant, and Tenant shall hire and take the Generator Premises from Landlord for the Term. The “Generator Premises” shall be defined as the area on the roof of the Building shown on Exhibit 1D attached hereto. Tenant shall have the right to use the Generator Premises solely for the purpose of using Tenant’s own emergency generator (“Tenant’s Generator”) in accordance with the provisions of this Section 1.4(b). Landlord shall install Tenant’s Generator as a part of Landlord’s Work. Tenant’s Generator and the Generator Premises are deemed to be the “Generator Premises”. Said demise of Tenant’s Generator Premises shall be upon all of the same terms and conditions of the Lease, except as set forth herein. Tenant shall not operate Tenant’s Generator until Landlord has obtained all required governmental permits, licenses, and authorizations necessary for the installation and operation of Tenant’s Generator. In addition, Tenant shall comply with all reasonable Rules and Regulations promulgated by Landlord in the maintenance and operation of Tenant’s Generator. Tenant shall be permitted to use Tenant’s Generator Premises solely for the maintenance and operation of Tenant’s Generator, and Tenant’s Generator and Generator Premises are solely for the benefit of Tenant. All electricity generated by Tenant’s Generator may only be consumed by Tenant in the Premises.

(i)             Tenant shall, at Tenant’s sole cost, comply with local sound ordinances (which may require sound mitigation measures) relating to Tenant’s Generator, and Tenant may elect to use a portion of the TI Allowance for such purposes.

(ii)            Landlord shall have no obligation to provide any services including, without limitation, electric current, to Tenant’s Generator Premises; provided, however, that Tenant, at Tenant’s sole cost, shall, subject to the provisions of this Lease, have the right to install wiring in locations designated by Landlord in order to connect Tenant’s Generator to Tenant’s electrical system serving the Prime Premises. Notwithstanding the foregoing, in the event Tenant elects to have Tenant’s Generator installed as a part of Landlord’s Work (as defined in Exhibit 4), the cost of providing any services including, without limitation, electric current, to Tenant’s Generator Premises shall be included in the Cost of Tenant Improvement Work (as defined in Exhibit 4).

(iii)          Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements (collectively “Installations”) to Tenant’s Generator Premises without Landlord’s prior written consent, which consent Landlord may withhold in its sole but bona fide business judgment.

(iv)           Intentionally omitted.

(v)           Tenant shall have no right to sublet Tenant’s Generator Premises or to assign its interest hereunder, other than to an Affiliated Entity or Successor as defined in Section 13.7 of this Lease or a transferee pursuant to an approved Transfer under Section 13 of this Lease.

(vi)          Tenant shall take Tenant’s Generator Premises “as-is” in the condition in which Tenant’s Generator Premises is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct Tenant’s Generator Premises for Tenant’s use or occupancy, except in the event Tenant elects to have Tenant’s Generator installed as a part of Landlord’s Work. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of Tenant’s Generator Premises for the installation and operation of Tenant’s Generator, except in the event Tenant elects to have Tenant’s Generator installed as a part of Landlord’s Work, in which case Landlord’s Warranty, as set forth in Section 15 of Exhibit 4, shall apply.

(vii)         In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable Legal Requirements in Tenant’s use of Tenant’s Generator Premises.

(viii)        In addition to and without limiting Tenant’s obligations under this Lease, Tenant covenants and agrees that Tenant’s use of Tenant’s Generator and Installations shall not adversely affect the insurance coverage for the Building.

(ix)           Following the delivery of Tenant’s Generator by Landlord as part of Landlord’s Work, Tenant shall, at Tenant’s sole cost and expense, be responsible for the repair and maintenance of Tenant’s Generator and Installations.

(x)            In addition to and without limiting the insurance provisions of the Lease, Tenant shall procure, keep in force and pay for Commercial General Liability Insurance in respect of Tenant’s Generator Premises satisfying the requirements of Section 14.1 of the Lease.

(xi)           To the maximum extent permitted by Law, following the delivery of Tenant’s Generator to Tenant, Tenant’s Generator and all Installations in Tenant’s Generator Premises shall be at the sole risk of Tenant. To the extent included in the Tenant Improvement Work, Landlord shall, as part of Landlord’s Work, install an enclosure around the Generator Premises.

(xii)          In addition to and without limiting the indemnification provisions set forth in this Lease, Tenant shall, to the maximum extent permitted by law and subject to Section 14.5, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions, or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of Tenant’s Generator Premises, except to the extent caused by the negligent acts or omissions or willful misconduct of Landlord or any Landlord Parties.

(c)               Penthouse Equipment Premises. Landlord shall, as part of Landlord’s Work, install certain equipment within a portion of the Penthouse of the Building designated by Landlord (the “Penthouse Equipment Premises”), as shown on Exhibit 1D (any equipment installed within the Penthouse Equipment Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Penthouse Equipment”), for Tenant’s exclusive use during the Term in accordance with the provisions of this Lease, including, without limitation, Section 11 hereof. Tenant shall have the right, throughout the Term of the Lease, as the same may be extended, to use Tenant’s Penthouse Equipment in accordance with Legal Requirements. Tenant shall not operate Tenant’s Penthouse Equipment until Landlord has obtained copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, following the delivery of Tenant’s Penthouse Equipment by Landlord in good working order and repair, Tenant shall comply with all reasonable Rules and Regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Penthouse Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Penthouse Equipment Premises or to Tenant’s Penthouse Equipment. Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Penthouse Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Penthouse Equipment except to the extent caused by Landlord or Landlord Parties. Except for Landlord’s Warranty, as set forth in Section 15 of Exhibit 4, Landlord makes no warranties or representations to Tenant as to the suitability of the Penthouse Equipment Premises for the installation and operation of Tenant’s Penthouse Equipment. In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of Tenant’s Penthouse Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Penthouse Equipment to occur after normal business hours (hereinafter defined).

1.5              Tenant’s Access.

(a)               From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, except in an emergency, and subject to Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record as of the date hereof. Tenant and its employees shall have access to the Building after normal business hours by means of a card reader access system.

(b)               Subject to Section 11, Tenant shall have the right to access the Premises, at Tenant’s sole risk, approximately forty-five (45) days prior to the Estimated Term Commencement Date for purposes reasonably related to the installation of Tenant’s workstations, cabling and wiring, provided such access does not materially interfere with the preparation for or performance of the Landlord Work or the Tenant Improvement Work (as said terms are defined in Exhibit 4). Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.5(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.5(b). Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.6              No recording // Notice of Lease. Neither party shall record this Lease. If the Initial Term plus any Extension Term(s) exceed in the aggregate seven (7) years, Landlord agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term(s), the Expiration Date and the Right of First Offer, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (alternatively and collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of Lease and Tenant shall promptly execute, acknowledge, and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.7              Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities serving other tenants or the Common Areas, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

2.	RIGHTS RESERVED TO LANDLORD

2.1              Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing and other provisions of the Lease, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2              Additions to the Property.

(a)               Subject to the provisions of this Lease, Landlord may at any time or from time to time (i) construct additional building(s) and improvements and related site improvements (collectively, “Future Development”) in all or any part of the Campus and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Campus, or add or deduct any land to or from the Campus; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

(b)               In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.

(c)               Tenant acknowledges and agrees that this Lease is subject and subordinate to (i) The Hayden Science Center Condominium (the “Condominium”), which was established by Master Deed dated December 1, 2017, recorded in Book 70325, Page 108, in the Middlesex South District Registry of Deeds and filed as Document No. 195793 in the Middlesex South Registry District of the Land Court, (ii) the Condominium Floor Plans and Site Plans dated December 1, 2017, and filed with the Middlesex Registry of Deeds, Southern District, as Plan No. 1090, Pages 1 through 13, and (iii) the Declaration of Trust of The Hayden Science Center Condominium Trust dated December 1, 2017, recorded in Book 70325, Page 148, in the Middlesex South District Registry of Deeds and filed as Document No. 195794 in the Middlesex South Registry District of the Land Court (the Master Deed, Declaration of Trust, and the Plans are being referred to herein as the “Condominium Documents”). Tenant acknowledges and confirms that, as of the date hereof, the Building is not yet a Unit of the Condominium, provided, however, Landlord may amend the Master Deed to submit the Building to the provisions of Chapter 183A of the Massachusetts General Laws and to include the Building as a Unit of the Condominium. Tenant further agrees that the Condominium Documents, as so amended, may be further amended and that this Lease shall remain subject to and subordinate to the Condominium Documents, as so amended, so long as such amendments do not (x) materially adversely affect Tenant’s rights under this Lease, or (y) materially increase Tenant’s obligations under this Lease. Landlord agrees to provide Tenant with copies of any such amendments reasonably promptly following recording of the same.

(d)               Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a commercially reasonable reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”); (ii) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA; (iii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g., the appurtenant right to use all Common Areas including, without limitation, the Parking Areas, Cafeterias, and Fitness Center); and (iv) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request.

2.3              Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof and pays for Tenant’s reasonable, out-of-pocket costs of changing stationery, business cards and website listing.

2.4              Landlord’s Access.

(a)               Subject to the terms hereof, Tenant shall (a) upon one (1) business day’s advance notice, which may be by email (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, plumbing, electrical, heating, ventilating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable time, upon one (1) business day’s advance notice, which may be by email, to show the Premises during normal business hours (i.e. Monday – Friday 7 A.M. - 6 P.M., Saturday 7 A.M. – 12 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) upon one (1) business day’s advance written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least upon one (1) business day’s advance notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any Landlord Parties in exercising its rights under this Section 2.4. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of performing Landlord’s obligations. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

(b)               Secure Area within the Premises. Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate its laboratory space within the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever (except as otherwise provided below). Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord a plan showing the location of any such Secure Areas, which the parties agree shall include all of Tenant’s laboratory areas within the Premises, to the extent so designated by Tenant. If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall provide forty-eight (48) hours’ advance notice, which may be by email (except that no notice shall be required in emergency situations), and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during business hours and at other reasonable mutually agreed upon times. At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. In any such event, except (subject to Section 14.5 of this Lease) to the extent resulting from Landlord’s negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secure Areas unless Tenant shall make arrangements to have an Escort in the Secure Areas at the time such service or cleaning is provided to the remainder of the Premises.

2.5             Pipes, Ducts and Conduits. Subject to the provisions of Section 2.4 and other provisions of this Lease, Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area, volume, window area, or otherwise materially adversely affect the appearance or functionality of the Premises.

2.6             Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1              Condition of Premises. Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, other than the representations and warranties expressly provided herein (including without limitation, the Landlord’s Warranty provided in Exhibit 4), in fact or by law, of any kind, except that: (i) Landlord represents to Tenant that, as of the Term Commencement Date, the Building shall have the systems and capacities set forth on Exhibit 5, and such systems shall be in good working order and (ii) Landlord shall cause the Substantial Completion of Landlord’s Work in accordance with the terms hereof, including without limitation the provisions of this Section 3 and Exhibit 4. Tenant shall not exceed its allotted base building capacities defined on Exhibit 5 attached hereto.

3.2             Landlord’s Work.

(a)               Subject to Force Majeure, as defined in Section 25.16 and any Tenant Delay, as hereinafter defined, Landlord shall perform Landlord’s Work in order to prepare the Premises for Tenant’s use and occupancy in accordance with Exhibit 4 attached hereto. Landlord shall use diligent efforts to achieve Substantial Completion of Landlord’s Work by the Estimated Term Commencement Date. However, except to the extent that such failure constitutes a delay in the occurrence of the Term Commencement Date (as provided in the definition of the Term Commencement Date), and, except for Tenant’s remedies set forth in Section 3.3 hereof: (i) Tenant’s sole remedies shall be a delay in the Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Work, and (iii) no delay in Landlord’s Work shall have any effect on the parties rights or obligations under this Lease.

(b)               Definitions.

(i)                 “Tenant Delay” shall mean any act or omission by Tenant and/or Tenant’s agents, employees or contractors (collectively with Tenant, the “Tenant Parties”) which causes a delay in the commencement or performance of Landlord’s Work or the issuance of a certificate of occupancy for the Premises. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ii)              “Substantially Complete” or “Substantial Completion,” when referring to Landlord’s Work shall mean that: (1) Landlord’s Work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the Premises and the Common Areas located on the first (1st) floor and (2nd) floor of the Building, (2) the Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy are in conformance with all applicable building codes, permits and other Legal Requirements, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including, but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, will be in good working condition and repair, (4) Landlord has delivered to Tenant (x) a certificate of substantial completion from Landlord’s architect stating that Landlord’s Work is substantially complete, and (y) a certificate of occupancy (which may be a temporary certificate of occupancy) relating to the Premises or an equivalent approval or evidence provided by the Town of Lexington (the “Town Approval”) as is customarily provided by the Town of Lexington to evidence its acceptance of Landlord’s Work and Tenant’s right to lawfully occupy the Premises (e.g., sign-offs on the Building permit by all applicable Town of Lexington department or said certificate of occupancy/temporary certificate of occupancy), except to the extent that such certificate of occupancy or such approval from the Town of Lexington cannot be obtained by reason of the failure of Tenant to perform Tenant’s Work (as defined in Exhibit 4) or to install or make operational its modular furniture or telecommunications equipment. No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs. Notwithstanding anything to the contrary herein contained, in the event that Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of Landlord’s Work, but for such Tenant Delay.

(iii)            Punchlist. Promptly following Substantial Completion of Landlord’s Work, Landlord and Tenant shall jointly inspect the Premises, and Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of Landlord’s Work, as outstanding items (the “Punchlist Items”). Subject to Force Majeure (as defined in Section 25.16) and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.

3.3             Tenant’s Remedies in the Event of Delays in Term Commencement Date. This Section 3.3 sets forth Tenant’s sole remedies, both at law and in equity, in the event of any delay in Landlord’s Work or the Term Commencement Date:

(a)               Rent Credit. If the Term Commencement Date has not occurred on or before the date that is thirty (30) days after the Estimated Term Commencement Date (such date being hereinafter referred to as the “First Outside Rent Credit Date”), then, as Tenant’s sole remedy, based upon any delay in the Term Commencement Date, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Base Rent equal to one (1) day for each day between the First Outside Rent Credit Date and the earlier of (x) the Term Commencement Date and (y) the date that is thirty (30) days after the First Outside Rent Credit Date (such date being hereinafter referred to as the “Second Outside Rent Credit Date”). If the Term Commencement Date has not occurred on or before the Second Outside Rent Credit Date, as Tenant’s sole remedy, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Base Rent equal to two (2) days for each day between the Second Outside Rent Credit Date and the Term Commencement Date. Notwithstanding anything to the contrary contained herein, each of the First Outside Rent Credit Date and the Second Outside Rent Credit Date shall be extended by the length of any delays in Landlord’s Work arising from delay by Force Majeure (as defined in Section 25.16).

(b)               Termination Right. If the Term Commencement Date has not occurred on or before the Outside Termination Date, as hereinafter defined, then Tenant shall have the right to terminate the Lease, which shall be exercisable by a written thirty (30) day termination notice given on or after the Outside Termination Date but before the date that the Term Commencement Date occurs.  If the Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant's termination notice shall be deemed to be void and of no force or effect.  If the Term Commencement Date does not occur on or before such thirtieth (30th) day, this Lease shall terminate and shall be of no further force or effect, and, except for provisions of the lease which are intended to survive termination of the Lease (e.g., indemnification provisions), neither party shall have any further obligation to the other party.  For the purposes hereof, the “Outside Termination Date” shall be defined as six (6) months after the Estimated Term Commencement Date, provided however, that the Outside Termination Date shall be extended by the length of any delays in Landlord’s Work arising from delay by Force Majeure (as defined in Section 25.16).

4.	USE OF PREMISES

4.1             Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements.

4.2             Prohibited Uses.

(a)               Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises and of which it has notice; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder, unless Tenant otherwise agrees in writing to be responsible for the increased cost of such insurance rates. Notwithstanding the foregoing, Landlord agrees that Tenant’s use of the Premises for the Permitted Use (as opposed to the particular manner of Tenant’s use) shall not, in and of itself, be deemed to breach the provisions of this Section 4.2.

(b)               With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, Parking Area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with (x) the ability of others, entitled thereto, to park in the Parking Areas, or (y) the use of any driveway, corridor, footwalk, Parking Area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building without the prior written approval of Landlord.

4.3             Transportation of Animals. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section 4.3. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 11:00 a.m. and 1:00 p.m. At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container. At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.

4.4             MWRA Permit. Tenant shall establish and maintain with respect to its use of wastewater facilities exclusively serving the Premises, an MWRA waste water discharge program administered by a licensed, qualified individual (which individual may be (i) a third party contractor/consultant approved by Landlord, which approval shall not be unreasonably withheld, or (ii) an employee of Tenant or an Affiliated Entity) in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such MWRA waste water discharge, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of Tenant’s Acid Neutralization Tank. Tenant shall not introduce anything into Tenant’s Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such acid neutralization tank.

4.5             Parking and Traffic Demand Management Plan. The Property is subject to a Parking and Traffic Demand Management Plan with the Town of Lexington, for Expanded Multi-Tenant Life Science Center, for 45, 55, 65, and 75 Hayden Avenue, Lexington, Massachusetts, updated January 2, 2018 (the “Initial PTDM”). Tenant agrees, at its sole expense, to comply with the requirements of the Initial PTDM, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof. In the event that the Initial PTDM is ever modified, supplemented, amended or replaced (“PTDM Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the PTDM Modifications, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof and insofar as Tenant is given written notice of the requirements of the PTDM Modifications.

4.6             Vivarium.

Tenant shall be responsible, at its sole expense, for the operations of its vivarium in accordance with all Legal Requirements and with generally accepted industry practices. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of Tenant’s vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of Tenant’s vivarium that do not impede Tenant’s ability to operate the Vivarium in accordance with generally accepted industry practices, so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation.

5.	RENT; ADDITIONAL RENT

5.1             Base Rent; Additional Rent. Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay Base Rent to Landlord in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, Additional Rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2             Operating Costs.

(a)               “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property (including without limitation costs allocated to the Property under the Condominium Documents or as part of the Campus wide costs), including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Director of Property Management (in the event such employees serve other properties in addition to the Property, such costs shall be equitably allocated among the properties served by such employees), however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee in the amount of four percent (4%) of gross Building revenues (increased, if applicable, in accordance with Section 5.2(g)), the costs, including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity, and the Annual Charge-Off (as hereinafter defined) with respect to a Permitted Capital Expenditure (as hereinafter defined). The allocation of Operating Costs relating to the Common Areas of the Campus shall be made in accordance with the Condominium Documents. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b)               Capital Expenditures. Permitted Capital Expenditures (as hereinafter defined) shall only be included in Operating Costs for each fiscal year during the Term to the extent of the Annual Charge-Off, as hereinafter defined, for such fiscal year with respect to such capital expenditure. Operating Costs shall not include any Annual Charge-Off with respect to Excluded Costs, as hereinafter defined. For the purposes hereof:

(i)                 “Annual Charge-Off” means the annual amount of principal and interest payments which would be required to repay a loan in equal monthly installments over the Useful Life, as defined below, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as defined below, where the initial principal balance is the cost of the capital item in question.

(ii)              “Useful Life” shall be reasonably determined by Landlord in accordance with Internal Revenue Service guidelines and generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(iii)            “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(c)               “Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements adopted or becoming effective following the Term Commencement Date of this Lease, (B) reasonably projected to reduce Operating Costs, or (C) reasonably expected to improve the management and/or operation of the Building (collectively, “Permitted Capital Expenditures”; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs for services or utilities provided to a particular tenant, whether or not reimbursed by such tenant, and costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building; (xi) costs relating to maintaining Landlord’s existence as a limited liability company or other entity; (xii) advertising, legal, architecture and other fees and costs incurred in procuring tenants, executing leases, lease modification, SNDA’s, estoppels or other agreement or approving tenant requests or plans; (xiii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; and (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, and (xv) Taxes.

(d)              Payment of Operating Costs. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and upon notice thereof, together with receipt of a budget for Operating Costs for such fiscal year, Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year. As of the Execution Date, the Property’s fiscal year is January 1 – December 31.

(e)               Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If, in any fiscal year, the total of such monthly remittances made by Tenant based on Landlord’s estimate for such fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing, Tenant may credit the difference against the next installment of Additional Rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(e) shall survive the expiration or earlier termination of this Lease.

(f)                Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs with respect to such calendar year within the Term.

(g)               Gross-Up. If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs related to the Building incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas in the Building or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(h)               Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least thirty (30) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the fiscal year covered by the applicable Year-End Statement. However, no audit or inspection shall extend to periods of time before the Rent Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such Year-End Statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one-hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, unless such audit or inspection shall indicate an overstatement of more than five percent (5%) in which case the reasonable, out-of-pocket cost of such audit incurred by Tenant shall be paid for by Landlord. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that there has been an underpayment by Tenant, then Tenant shall pay to Landlord, as Additional Rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. In the event the Landlord disagrees in good faith with the results of the audit, Landlord shall notify Tenant within fifteen (15) days of the audit, and Landlord and Tenant shall mutually select a neutral third party to evaluate the charges for Tenant’s Share of Operating Costs, and the results of such third party’s evaluation shall bind Landlord and Tenant and shall be final. Costs charged by any such third party shall be shared equally by Landlord and Tenant. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that that there has been overpayment by Tenant, then Landlord shall credit such overpayment against the next installment(s) of Base Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, provided Landlord shall respond to Tenant’s request for its approval within ten (10) business days after Tenant gives Landlord a written request for such approval, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

5.3             Taxes.

(a)               “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Unit of the Condominium in which the Building and the Land are located (the “Unit”) and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments) charged by a governmental or quasi-governmental authority; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Unit, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Unit were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation reasonable legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

Prior to the fiscal year in which the Unit has been created and assessed (the “Applicable Fiscal Year”), Landlord shall allocate a portion of Taxes which are incurred with respect to the Campus on a reasonable basis to the Building. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. From and after the Applicable Fiscal Year, such allocation shall be effected based upon the Taxes payable by Landlord with respect to the unit in the Condominium in which the Property is located.

(b)               “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)               Payment of Taxes. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances made by Tenant based on Landlord’s estimate for such Tax Period is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing, Tenant may credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)               Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund, except to the extent included in Taxes pursuant to Section 5.3(a).

(e)               Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4             Late Payments.

(a)               Any payment of Rent due hereunder not paid within five (5) days after the due date therefor shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eighteen percent (18%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b)               Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three percent (3%) of any such late payment; provided, however, Landlord shall waive the late fee once in any twelve-(12)-month period in the event Tenant shall pay such late payment within five (5) business days following Landlord’s written notice to Tenant of the occurrence of such late payment.

(c)               For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)               Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)               The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f)                If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent on account of Operating Costs and Taxes quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5            No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6            Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.	INTENTIONALLY OMITTED.

7.	LETTER OF CREDIT

7.1             Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (the “Letter of Credit”) that shall (a) be in the initial amount of $1,044,615.00; (b) be issued on the form attached hereto as Exhibit 6; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord (“Approved Issuer”) that both (x) has an office in the greater Boston metropolitan area that will accept presentation of, and pay against, the Letter of Credit and (y) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below). The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. Notwithstanding the foregoing, Landlord hereby agrees that, as of the Execution Date, Silicon Valley Bank is an Approved Issuer. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than thirty (30) days after Landlord notifies Tenant of such failure. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date. If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.

7.2            Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.4 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord and applied to Rent, or other amounts owed by Tenant to Landlord hereunder, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) business days after receipt of such written demand shall constitute an additional Event of Default hereunder. If cash proceeds have not been applied to an obligation of Tenant, then upon delivery of a replacement Letter of Credit that meets the requirements set forth in Section 7.1, the cash proceeds drawn by Landlord shall be returned to Tenant. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3            Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4            Cash Proceeds of Letter of Credit. Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.5              Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within thirty (30) days after the latest to occur of: (i) the end of the Term, (ii) the delivery by Tenant to Landlord of the Premises free and clear of all parties claiming under Tenant and in compliance with Section 21 of the Lease, and (iii) the delivery to Landlord of an acceptable Surrender Plan, as defined in Section 21 of the Lease, unless a continuing Event of Default exists at the end of the Term, in which event, the sixty-(60)-day period shall commence on the date that Tenant cures such Event of Default.

8.	INTENTIONALLY OMITTED.

9.	UTILITIES, LANDLORD’S SERVICES

9.1             Electricity. Landlord shall contract with the utility provider for electric service to the Property, including the Premises (including, without limitation, the PH System Premises, the Storage Premises, the Penthouse Equipment Premises, and the Generator Premises). Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises, as Additional Rent, as measured by a submeter, with such metering equipment to be installed as part of Landlord’s Work. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same.

9.2             Water. Landlord shall contract with the utility provider for water service to the Property, including the Premises. Except as otherwise provided below, the cost of providing water service to the Premises and all other portions of the Building (including, without limitation, the premises of other tenants or occupants of the Building) shall be included in Operating Costs. Notwithstanding the foregoing, if Landlord determines that Tenant is using water in excess of its proportionate share (by floor area) of the total water usage in the Building, Landlord may elect, at Tenant’s expense, to furnish and install in a location in or near the Premises metering equipment to measure water furnished to the Premises and any equipment exclusively serving the same. In such event, Tenant shall, within thirty (30) days after Landlord’s written demand therefor from time to time, pay to Landlord, as Additional Rent, the full amount of any water service charges attributable to such meter.

9.3              Gas. Landlord shall contract with the utility provider for gas service to the Property, including the Premises. The cost of gas used to serve base building plumbing, mechanical and electrical systems shall be included in the Operating Costs pursuant to Section 9.6 below. If Tenant requires gas service for the operation of Tenant’s laboratory equipment in the Premises (including, without limitation, the PH System Premises, the Storage Premises, the Penthouse Equipment Premises, and the Generator Premises), Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as Additional Rent, based, at Landlord’s election, (i) on Landlord’s reasonable estimate of such gas usage or (ii) on metering or submetering equipment installed by Landlord at Tenant’s expense.

9.4             Other Utilities. Subject to Landlord’s reasonable Rules and Regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5             Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6             Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”). Except for the cost of providing and maintaining supplemental HVAC equipment exclusively serving the Premises (which shall be Tenant’s responsibility), all costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs pursuant to Section 5.2.

9.7             HVAC Services. The cost of utilities serving the Building common penthouse HVAC equipment, which provides heated, chilled, and fresh air to the Premises as defined in Exhibit 4-1 (“HVAC Services”) shall be included in Operating Costs pursuant to Section 5.2 hereof.

10.	MAINTENANCE AND REPAIRS

10.1          Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition (reasonable wear and tear and damage by Casualty excepted): the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, any supplemental HVAC and humidification equipment exclusively serving the Premises, electrical equipment wiring, doors, non-structural walls, interior windows (for the avoidance of doubt, exterior windows and related assemblies shall be the responsibility of Landlord in accordance with Section 10.2 hereof) and floor coverings, and all laboratory specific systems and equipment that exclusively serve the Premises, including, without limitation, equipment critical to laboratory operations. Without limiting the foregoing, Tenant agrees that it shall maintain in the same repair, order, and condition as on the Term Commencement Date (reasonable wear and tear and damage by Casualty excepted) any equipment installed in the Premises or Building by or on behalf of Tenant (including as part of the Tenant Improvement Work).

10.2          Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain and keep in good working order and condition the Common Areas materially affecting Tenant’s use of the Premises and the Building foundation, the roof (including roof membrane), Building structure, exterior windows and related assemblies, all exterior Building walls, life safety systems, the common mechanical and electrical systems serving the Building, common Building HVAC system, the structural floor slabs and columns and the common plumbing system serving the Building in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to, and in accordance with Section 5.2.

10.3          Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, plumbing, electrical, ventilation, heating and air conditioning, life safety or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4           Floor Load--Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. The floor load capacity of the Premises is (i) 50 lbs. per square foot live load in the areas shown on Exhibit 5-1 attached hereto and (ii) 100 lbs. per square foot live load in the remainder of the Premises. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5          Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Landlord shall provide a dumpster and/or compactor at the Building loading dock for Tenant’s disposal of non-hazardous and non-controlled substances. All costs incurred by Landlord in connection with such dumpster and/or compactor shall be included in Operating Costs as provided in Section 5.2.

10.6          Pest Control. Landlord shall cause the Base Building and Common Areas to be exterminated on a regular basis. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

10.7          Service Interruptions.

(a)               Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a). The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than fifteen (15) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b)               Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of ninety (90) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Force Majeure exceed sixty (60) days.

(c)               The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 below).

(d)               The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1          Landlord’s Consent Required. After the Term Commencement Date, Tenant shall not make any alterations, decorations, installations, removals, additions or improvements costing in excess of $50,000.00, unless affecting the Building structure or systems (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the fixed lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including showing any proposed connections to the Building’s structural system, the Building’s mechanical, electrical and plumbing systems, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), construction contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then, if Landlord, in Landlord’s reasonable judgment, determines that the Alterations (i) adversely affect the general utility of the Building for use by prospective tenants thereof, or (ii) require unusual expense to restore and/or redapt the Premises to usual use as a biotechnology office and research and development facility, Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Landlord agrees that it will make such election with respect to any Alteration at the time that Landlord approves Tenant’s plans and specifications for an Alteration, if Tenant gives written notice to Landlord requesting Landlord to make such election at the time of such approval. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

11.2          After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the reasonable cost of Landlord’s supervisory personnel.

11.3          Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4          Liens. No Alterations shall be undertaken by Tenant until: (i) Tenant has made provision for written waiver of liens in its contracts from all contractors for such Alteration; and (ii) with respect to any Alteration, the cost of which exceeds $250,000.00: (x) Tenant has provided Landlord with reasonable evidence that there is sufficient funding to pay for such Alteration, and (y) Tenant has required its general contractor to obtain appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5          General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction Rules and Regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations.

12.	SIGNAGE

12.1          Restrictions. Tenant shall have the right, at Tenant’s expense, to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Tenant may elect to use a portion of the TI Allowance (as defined in Exhibit 4) for purposes of installing such signage. Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2           Exterior Signage. Subject to the provisions of this Section 12.2, for so long as: (x) there is no continuing Event of Default of Tenant and (y) the Lease is in full force and effect (the “Monument Signage Condition”), then Tenant shall have the right to require Landlord to list, at Landlord’s initial cost and expense, Tenant’s name (“Tenant’s Monument Signage”) on each of the two (2) exterior monument signs to be constructed by Landlord (as a part of Landlord’s Work) on the Property. Such monument signs shall each be a common monument (i.e. other tenant(s) in the Building may have identification signage installed on such monuments). The right to the Tenant’s Monument Signage granted pursuant to this Section 12.2 is personal to Tenant, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than an Affiliated Entity or Successor (the parties hereby agreeing that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage). The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade upon removal of Tenant’s Monument Signage) shall be performed at Landlord’s sole cost and expense, except that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the Initial Term of the lease.

12.3          Building Directory.

Landlord shall list Tenant within the directory in the Building lobby. The initial listing shall be at Landlord’s cost and expense, and any changes to such directory listing shall be at Tenant’s cost and expense.

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1          Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees, invitees and contractors (each of the foregoing, a “Transfer”); provided, however, the provisions of this Article 13 shall not apply to (i) the transfer of ownership or control interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange, (ii) the transfer of ownership interests among the members of Tenant existing as of the Effective Date provided that such transfer of ownership interests does not result in a change in Control of Tenant, (iii) the transfer of ownership interests to institutional or individual investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies provided that such transfer of ownership interests does not result in a change in Control of Tenant, or (iv) a public offering of the stock of Tenant on a national securities exchange. Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease. For purposes of this Section, “Control” shall mean the ownership, directly or indirectly, of 50% (or more than 50%) of the voting stock, partnership interests, membership interests, or beneficial ownership interest in such entity, and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company, or entity.

13.2          Landlord’s Recapture Right.

Except for the Transfers permitted pursuant to Section 13.7 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to (x) terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the Term of this Lease) or (y) in the event that Tenant shall only propose to sublease all or a portion of the Premises for less than all of the remainder of the Term of this Lease, Landlord shall only have the right to terminate this Lease with respect to the Recapture Premises during the Recapture Period (i.e., the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced), after which this Lease shall be reinstated with respect to the Recapture Premises. Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

13.3          Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13.3, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord's reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (c) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building, provided that use for the Permitted Use hereunder shall not be deemed to violate this provision. In any event, Landlord shall respond to Tenant’s request for its consent to a Transfer within thirty (30) days after Tenant gives Landlord a written request for such consent and provides to Landlord all information and documentation relating to such proposed Transfer required hereunder.

13.4          Listing Confers No Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5          Profits In Connection with Transfers. Except as for Permitted Transfers, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration actually received by Tenant in connection with any Transfer other than a Permitted Transfer), either initially or over time, after deducting reasonable actual out-of-pocket legal, architectural, engineering and brokerage expenses incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.

13.6          Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is no continuing Event of Default under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building; or (c) any entity with whom Landlord is currently negotiating, or shall have negotiated in the six (6) months immediately preceding such proposed Transfer, for space in the Property.

13.7          Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained in this Section 13.7, Tenant shall have the right, without obtaining Landlord's consent and without giving Landlord a Recapture Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as the transfer to such Affiliated Entity is for legitimate business purposes (and not for the purpose of avoiding the provisions of this Section 13), and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer, such notice to include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successor which are permitted pursuant to this Section 13.7, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities and Successors are referred to herein as “Permitted Transferees”.

14.	INSURANCE; INDEMNIFICATION; EXCULPATION

14.1          Tenant’s Insurance.

(a)               Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b)               Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s Penthouse Equipment and all of Tenant’s animals (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)               Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d)               During periods when any Tenant’s Work or Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e)               Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f)                Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 10 attached hereto.

(g)               The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers reasonably approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein, except only ten (10) days notice shall be required for cancellation due to non-payment. Tenant’s Insurance Policies may include deductibles in commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2          Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

  (a)              Tenant’s breach of any covenant or obligation under this Lease;

  (b)              Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

  (c)              Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

  (d)              On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3          Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4          Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by Tenant under this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building; provided that Landlord will remain responsible for its obligations under Sections 10.2 and 10.3.

14.5          Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6          Tenant’s Acts--Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building, of which Tenant has been provided notice, and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising solely as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7          Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building and Garage, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insuring against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first class offices/research/laboratory buildings/campuses in the Market Area or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least eighteen (18) months. Any and all such insurance: (x) may be maintained under a blanket policy covering other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. To the extent applicable to the Building and the Property, the costs incurred by Landlord related to such insurance shall be included in Operating Costs. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15.	CASUALTY; TAKING

15.1          Damage. If the Building or Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Building or Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking (or in the event of a Taking, to the same condition as is reasonably feasible), as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all reasonable costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible applicable to the Building and the Property under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2          Termination Rights.

  (a)               Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

     (i)             any material portion of the Building or any material means of access thereto is taken by a Taking; or

     (ii)            more than thirty-five percent (35%) of the Building is damaged by Casualty;

     (iii)           if a Mortgagee does not allow the Net proceeds to be used to pay for the cost of restoration; or

     (iv)           if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)               Tenant’s Termination Right. Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord if:

     (i)            any material portion of the Premises or any material means of access thereto is taken, so that, in Tenant’s reasonable judgment, the continued operation of Tenant’s business in the Premises is materially adversely affected;

     (ii)            the estimated restoration period exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

     (iii)           the Net proceeds available to Landlord are insufficient to pay for the cost of restoration as require hereby and Landlord does not provide Tenant with evidence of and agreement to use its own funds to pay for such restoration.

(c)               If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 15 if the Casualty was caused by the negligence or intentional misconduct of any Tenant Party.

(d)               Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(e)               Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3          Rent Abatement. In the event of a Casualty or Taking affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty or Taking, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are Substantially Completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty or Taking materially adversely affects Tenant’s use of, or access to, the Premises.

15.4          Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5          Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.	ESTOPPEL CERTIFICATE.

Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like. If Tenant shall fail to execute and deliver to Landlord any such statement within such ten-(10)-business-day period, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact in its name and behalf to execute such statement, such appointment being coupled with an interest.

17.	HAZARDOUS MATERIALS

17.1          Prohibition.

(a)               Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 8 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be:

(i)             brought upon, kept or used in Tenant’s Control Areas (as hereinafter defined);

(ii)            in compliance with the Control Area Limitations, as hereinafter defined;

(iii)          in accordance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws (hereinafter defined); and

(iv)           in accordance with prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice.

(b)               “Tenant’s Control Areas” consist of the entirety of the Prime Premises and the Storage Premises. The “Control Areas Limitations” are determined in accordance with the International Building Code (2018) (“IBC”), and are as follows:

(i)             Prime Premises. The parties acknowledge that the Prime Premises shall be deemed to consist of one (1) Control Area, as defined by the IBC, and Tenant shall not, in the Prime Premises, exceed the limitations which are imposed by the IBC on use and storage of Hazardous Materials for premises consisting of one Control Area located on the second (2nd) floor of a building, and

(ii)            Storage Premises. Tenant shall not, at any time, exceed in the Storage Premises, ten percent (10%) of the solvent storage capacity permitted for a Control Area located on the ground floor of a building under the IBC.

(c)               Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Term Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2          Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the Town of Lexington and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3          Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4          Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

17.5          Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials at the Property and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of this Lease, then Tenant shall reimburse Landlord within thirty (30) days of receipt of an invoice therefor, as Additional Rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to determine if Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to generally accepted industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.6          Indemnity; Remediation.

(a)               Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section 17.6. The indemnification and hold harmless obligations of Tenant under this Section 17.6 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property which requires remediation under any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are required by such Environmental Law, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.6 shall survive the expiration or earlier termination of the Lease.

(b)               Without limiting the obligations set forth in Section 17.6(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c)               In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)             until the completion of Tenant’s Remediation (the “Remediation Completion Date”) as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord, Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)            Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, and laboratory uses.

(d)               The provisions of this Section 17.6 shall survive the expiration or earlier termination of this Lease.

17.7          Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.8          Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

18.	RULES AND REGULATIONS.

18.1          Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit 9 (“Current Rules and Regulations”) and reasonable rules and regulations as may be promulgated, from time to time, of which Tenant is given prior notice, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The Current Rules and Regulations consist of the Building Rules and Regulations attached hereto as Exhibit 9-1 and the Construction Rules and Regulations attached hereto as Exhibit 9-2. In the case of any conflict between the provisions of this Lease and the Rules and Regulations or any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees. Landlord agrees to use commercially reasonable efforts to enforce the Rules and Regulations against Tenant and other tenants and occupants in a nondiscriminatory and consistent manner (except where differing circumstances justify different treatment).

18.2          Energy Conservation. Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the Market Area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3          Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin, certain metals, and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.	LAWS AND PERMITS.

19.1          Legal Requirements. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste (excluding any permits and approvals required in connection with Landlord’s Work, which are the responsibility of Landlord to obtain). Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business including without limitation, Tenant’s Penthouse Equipment, Tenant’s Acid Neutralization Tank and the Generator, as soon as reasonably possible, and in any event shall not undertake any operations or use of the Prime Premises, Tenant’s Penthouse Equipment, Acid Neutralization Tank, or Generator unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any Mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements, mechanical, electrical and plumbing systems and life safety systems of the Building and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

20.	DEFAULT

20.1          Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)               If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within three (3) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)               If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid) without complying with Section 21 of this Lease;

(c)               If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d)               If Tenant shall fail to maintain any insurance required hereunder, and such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;

(e)               If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)               If Tenant causes or suffers any release of Hazardous Materials in violation of Environmental Law in or near the Property in violation of Section 17.6(b) of this Lease;

(g)               If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(h)               Intentionally omitted;

(i)                The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(j)                 Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(k)               Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(l)                 an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m)             any judgment, attachment or the like in excess of $1,000,000.00 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(n)               the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter;

(o)               a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within sixty (60) days; or

(p)               any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding;

Wherever “Tenant” is used in subsections (i), (j), (k), (l), (n) or (o) of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease.

20.2          Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3          Damages - Termination.

(a)               Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)                 the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)              amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)               In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.

(c)               Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)               Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e)               In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages.

20.4          Landlord’s Self-Help; Fees and Expenses. If Tenant shall default (after applicable notice and cure periods) in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord within thirty (30) days of Landlord’s written demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5          Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6          Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder, unless otherwise expressly provided, are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7          No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8          Restrictions on Tenant’s Rights. During the continuation of any material Event of Default which is not cured within ten (10) days from the date such cure is required hereunder, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9          Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold Rent or to set-off or deduct any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from Rent thereafter due and payable under this Lease.

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1          Surrender

(a)               Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including, without limitation, all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein, Tenant’s Generator, Landlord’s Work, and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, at Landlord’s election, any Alterations made by Tenant (in accordance with Section 11.1); and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)               Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise available for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Plan. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c)               No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d)               Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2          Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3          Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease. Whether or not Landlord has previously accepted payments of Rent from Tenant:

(a)               Tenant shall pay Base Rent at the Hold Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term,

(b)               Tenant shall continue to pay to Landlord all Additional Rent, and

(c)               in the event such hold over extends beyond thirty (30) days after the end of the Term, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term. The “Hold Over Percentage” shall be 150% for the first thirty (30) days of such holdover, and 200% for any period of hold over after the first thirty (30) days. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4          Warranties. Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22.	MORTGAGEE RIGHTS

22.1          Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder, with such commercially reasonable modifications as may be requested by Tenant, within fifteen (15) days of request therefor. Notwithstanding the foregoing, it shall be a condition to Tenant’s obligation to subordinate the Lease to any future Mortgage that the holder of such future Mortgage enters into an SNDA with Tenant. An “SNDA” shall be defined as a subordination, non-disturbance and attornment agreement on the standard form of SNDA then being used by the holder of the Mortgage in question, with such commercially reasonable modifications as may be requested by Tenant. Landlord represents to Tenant that, as of the Execution Date, there are no mortgages affecting the Building or the Land. Tenant shall pay any reasonable charges (including legal fees) required by such holder as a condition to entering into such SNDA.

22.2          Notices. Tenant shall give each Mortgagee, of which it has been given notice, the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3          Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4          Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease, unless such act or omission relates to repair and maintenance and is of a continuing nature and such mortgagee or purchaser fails to cure the same within a reasonable time after succeeding to Landlord’s interest; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month (except for Operating Costs and Taxes, which are paid based on an estimate); or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

23.	QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term free from the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.	NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	HCP/King 75 Hayden LLC c/o King Street Properties 800 Boylston Street, Suite 1570 Boston, MA 02199 Attention: Stephen D. Lynch
With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110 Attention: King Street
if to Tenant:	Voyager Therapeutics, Inc. 64 Sidney Street Cambridge, MA 02139 Attention: Chief Executive Officer
With a copy to:	Voyager Therapeutics, Inc. 64 Sidney Street Cambridge, MA 02139 Attention: General Counsel

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by email to Tenant’s head of facilities/operations. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.	MISCELLANEOUS

25.1          Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2          Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3          Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than CBRE and JLL New England (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to the Broker pursuant to separate agreements between Landlord and each Broker.

25.4          Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-12 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5          Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6          Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7          Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be Additional Rent under this Lease.

25.8          Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9          Limitation of Liability.

(a)               Limitation on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

(b)               Limitation on Tenant’s Liability. Landlord shall neither assert nor seek to enforce any claim against Tenant or any of the Tenant Parties for breach of this Lease or otherwise, other than against the assets and property of Tenant, and Landlord agrees to look solely to such assets and property for the satisfaction of any liability of Tenant or any Tenant Parties under this Lease. This Section 25.9(b) shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant. Landlord and Tenant specifically agree that in no event: (i) any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (ii) Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease, except that nothing in this Section 25.9(b) shall limit or affect any liability or obligation which Tenant may have in the event of any breach by Tenant of its obligations under either Article 17 (Hazardous Materials) or Section 21.3 (Holdover).

25.10       Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile or electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.

25.11       Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, including, without limitation, Landlord’s obligations with respect to the Letter of Credit and Security Deposit, except as otherwise agreed in writing.

25.12        No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13        Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or Mortgagee of the Property or any portion thereof.

25.14        OFAC Certificate and Indemnity. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any holder of non-publicly traded stock, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

25.15       Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect this Lease. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

25.16        Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

26.	RIGHT OF FIRST OFFER.

26.1          Grant of Option. Subject to the provisions of this Section 26, from and after the initial leasing by Landlord of the ROFO Premises (as hereinafter defined) to one or more tenants, Tenant shall have a right of first offer (the “ROFO”) to lease the ROFO Premises at any time that the ROFO Premises become available for lease, as hereinafter defined, so long as the ROFO Conditions, as hereinafter defined (which ROFO Conditions Landlord may waive, at its election, by written notice to Tenant at any time), are satisfied both at the time that Landlord is required to give an Offer, as hereinafter defined, and as of the commencement date of the term of the ROFO Premises.

26.2          Definition of ROFO Premises. The “ROFO Premises” shall be defined as any space on the second (2nd) floor of the Building, other than the Premises, when such area becomes available for lease from time to time, as hereinafter defined, during the Term of this Lease (as it may be extended). For the purposes of this Section 26.2, the ROFO Premises shall be deemed to be “available for lease” if, during the Term of this Lease (as it may be extended), Landlord, in its sole judgment, determines that such area will become available for leasing to Tenant (i.e., when Landlord determines that the then current tenant of such ROFO Premises will vacate such ROFO Premises, and all Superior Rights (as hereinafter defined) with respect to such ROFO Premises have either lapsed unexercised or have been irrevocably waived by the current tenant of such ROFO Premises, and when Landlord intends to offer such area for lease). “Superior Rights” shall be defined as: (i) the right of the existing tenant or occupant of the ROFO Premises to extend or renew the term of its lease of the ROFO Premises, or the applicable portion thereof, (ii) the rights of any existing tenant or occupant whose lease or occupancy agreement was executed prior to the Execution Date of this Lease to lease the ROFO Premises, and (iii) the right of Landlord to enter into an agreement with any existing tenant or occupant of the ROFO Premises, or the applicable portion thereof, renewing or extending such lease or occupancy agreement, provided, however, with respect to an agreement with any existing tenant or occupant of the ROFO Premises under this clause (iii), in the event such existing tenant or occupant has an extension option under an existing lease or occupancy agreement and such option remains unexercised for more than fifteen (15) business days after such option’s expiration, then Landlord shall not have the right, without first delivering an Offer to Tenant (if and to the extent otherwise required under this Section 26), to enter into an agreement with such existing tenant or occupant extending such lease or occupancy agreement. Landlord shall not have the right, without first delivering an Offer to Tenant if and to the extent otherwise required under this Section 26, to lease any ROFO Premises to affiliates of Landlord or to keep any ROFO Premises in the Building vacant after it becomes available for lease.

26.3          Procedures for Exercising ROFO. At such time as ROFO Premises becomes available for lease to Tenant, Landlord shall, subject to the provisions of this Section 26, give a written offer (the “Offer”) to Tenant of the terms under which Landlord is prepared to lease the ROFO Premises to Tenant, including the Base Rent (which shall be based upon Landlord’s good faith judgment of the fair market rental value of the ROFO Premises in question), Tenant’s improvement allowance, if any, term, renewal term and all other material business terms. Tenant may lease the ROFO Premises under such terms, by delivering written notice (the “Acceptance”) to Landlord accepting such Offer within ten (10) business days after Landlord gives such Offer to Tenant, time being of the essence.

26.4          Conditions to ROFO. The ROFO is subject to the following conditions, and, without limiting the foregoing, Landlord shall have no obligation to give an Offer to Tenant with respect to the ROFO Premises, or any portion thereof, if any of the following conditions (“ROFO Conditions”) are not satisfied:

(i)               no Event of Default by Tenant (as said term is defined in Section 20 of the Lease) exists at the time that Landlord would otherwise deliver the Offer; or

(ii)              no portion of the Premises is sublet (other than to an Affiliated Entity or Successor, as defined in Section 13.7 of the Lease) at the time Landlord would otherwise deliver the Offer; or

(iii)             the Lease has not been assigned (other than to an Affiliated Entity or Successor) prior to the date Landlord would otherwise deliver the Offer; or

(iv)             at least one (1) year remains in the Term, as it may be extended pursuant hereto.

26.5          Termination of Right of First Offer. Tenant’s right to lease ROFO Premises pursuant to this Section 26 shall terminate with respect to the Offer, upon the earlier to occur of: (i) Tenant’s failure to give a timely Acceptance with respect to such ROFO Premises within the ten-(10)-business day period provided in Section 26.3 above; or (ii) the date Landlord would have provided Tenant an Offer with respect to such ROFO Premises if Tenant had not failed to satisfy one or more of the ROFO Conditions set forth in Section 26.4, terminate, and Tenant shall have no further right to lease such ROFO Premises. If Landlord gives Tenant an Offer to lease ROFO Premises constituting only a portion of the ROFO Premises, then Tenant’s right to lease such portion of the ROFO Premises pursuant to the Offer shall terminate upon the earlier to occur of: (i) Tenant’s failure to give a timely Acceptance with respect to such portion of such ROFO Premises within the ten-(10)-business-day period provided in Section 26.3 above; or (ii) the date Landlord would have provided Tenant an Offer with respect to such portion of the ROFO Premises if Tenant had not failed to satisfy one or more of the ROFO Conditions set forth in Section 26.4; provided that Landlord shall continue to offer ROFO Premises to Tenant as ROFO Premises become available for lease, subject to the terms and conditions of Article 26.

26.6          Terms of Lease Applicable ROFO Premises. The terms applicable to Tenant’s demise of the ROFO Premises, or any portion thereof, shall be upon the terms set forth in the applicable Offer, and otherwise upon the terms and conditions of the Lease, to the extent that the provisions of the Lease are not inconsistent with such Offer, and as follows:

(i)               The term for the ROFO Premises shall, subject to clause (iii) below, commence upon the commencement date stated in the Offer.

(ii)              Tenant shall pay Base Rent and Additional Rent for such ROFO Premises, or portion thereof, in accordance with the terms and conditions of the Offer.

(iii)             Such ROFO Premises shall be accepted by Tenant in its condition (including improvements and personalty, if any) and as-built configuration existing on the earlier of the date Tenant takes possession of such ROFO Premises, or portion thereof, or as of the date the term for such ROFO Premises, or portion thereof, commences, and Landlord shall have no obligation to provide any Landlord contribution or free rent with respect to such ROFO Premises, or portion thereof, unless otherwise provided in such Offer.

26.7          Offering Amendment. If Tenant exercises a ROFO with respect to ROFO Premises, Landlord shall prepare an amendment (the “Offering Amendment”) adding such ROFO Premises, or portion thereof, to the Premises on the terms set forth in the Offer and reflecting the changes in the Base Rent, Rentable Square Footage of the ROFO Premises, Tenant’s Share, and other mutually agreeable appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Acceptance sent by Tenant to Landlord, and, if the terms and conditions of the Offering Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the ROFO shall be fully effective whether or not the Offering Amendment is executed.

26.8          Last Acceptance Date. If Tenant does not give Landlord a written Acceptance on or before the date (“Last Acceptance Date”) which is ten (10) days after Landlord gives the Offer to Tenant, Landlord shall have the right to enter into a lease the subject ROFO Premises on any terms to any party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

LANDLORD

HCP/KING 75 HAYDEN LLC,
a Delaware limited liability company

By:	King Mattingly LLC, a Massachusetts limited
liability company, its Manager

By:	King Street Properties Investments LLC, a
Massachusetts limited liability company, its Manager

By:	/s/ Stephen D. Lynch
Name: Stephen D. Lynch
Its Manager

TENANT

VOYAGER THERAPEUTICS, INC.,
a Massachusetts corporation

By:	/s/ G. Andre Turenne
Name: G. Andre Turenne
Title: President and Chief Executive Officer

63